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                                                                      EXHIBIT 21

SUBSIDIARIES

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
                                                          STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY                                        INCORPORATION OR ORGANIZATION

Fabricated Products, Inc.                                 Delaware
Doe Run Cayman Ltd.                                       Cayman Islands
Doe Run Mining S.R.L.                                     Peru
Doe Run Peru S.R.L.                                       Peru
Doe Run Air S.A.C.                                        Peru
Doe Run Development S.A.C.                                Peru
Empresa Minera Cobriza S.A.                               Peru
DR Exploration SA (Proprietary) Limited                   South Africa
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